EXHIBIT 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Marc Katz, Chief Financial Officer	Joe Crivelli
(856) 768-4957	(610) 642-8253
A.C. Moore Reports Fourth Quarter 2007 Sales Results
Berlin, New Jersey, February 20, 2008 – A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced sales results for the fourth quarter and year ended December 31, 2007.
Sales for the fourth quarter of 2007 were $177.3 million, a decrease of 10.4% versus sales of $197.8 million during the fourth quarter of 2006. Same store sales for the fourth quarter 2007 decreased by 14.5% versus the same period in 2006. Sales for the year ended December 31, 2007 were $559.7 million, a decrease of 5.1% over sales of $589.5 million in the same period in 2006. Same store sales decreased by 10.3% for the twelve month period.
During the fourth quarter 2007, the Company closed two store locations that historically incurred losses. Also, as part of the 2007 year-end physical inventory, the Company captured inventory at the stock-keeping unit (“SKU”) level for the first time in the Company’s history. The SKU-level inventory allows the Company to implement a perpetual inventory for all stores.
Rick A. Lepley, Chief Executive Officer, stated, “Obviously, we are disappointed with our fourth quarter results. The softness in seasonal and children’s categories along with our increased seasonal emphasis resulted in deeper discounting than planned. As we begin 2008, we are pleased to have implemented a perpetual inventory that we believe will assist in controlling inventory and reducing out-of-stocks.”
On February 12, 2008, the Nasdaq Listing Qualifications Panel granted the Company’s request for continued listing on The Nasdaq Stock Market, provided, among other things, the Company files its Form 10-Q for the quarter ended September 30, 2007 on or before April 1, 2008. The Company anticipates that it will be able to comply with this deadline and also expects to file any prior financial statements requiring restatement before the end of the first quarter of 2008, subject to completion of the internal inventory accounting review and restatement process. The Company is in the process of finalizing its 2007 financial information and prior financial statements requiring restatement.

About A.C. Moore:
A.C. Moore provides a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company serves customers through its 134 stores located in the Eastern United States from Maine to Florida and nationally via its ecommerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, difficulties in determining the outcome and impact of litigation, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting, the results of the Company’s review of its inventory accounting practices, the Company’s ability to regain compliance with Nasdaq listing standards, the Company’s ability to meet its expected filing date for the Form 10-Q for the third quarter of 2007 and any prior financial statements requiring restatement and other risks detailed in the Company’s Securities and Exchange Commission filings.